CONTACT:      Michael T. Borer
              Sr. Vice President and Chief Financial Officer
              Dura Pharmaceuticals, Inc.
              (858) 457-2553

                  DURA PHARMACEUTICALS ANNOUNCES A 24% INCREASE
            IN YEAR-OVER-YEAR EARNINGS FOR THE SECOND QUARTER OF 2000

San Diego, CA - July 24, 2000 - Dura Pharmaceuticals, Inc. (Dura) (Nasdaq NNM:DURA) today reported total revenues of $81.5 million for the second quarter and $167.3 million for the first six months of 2000, increases of 20% over the second quarter and first six months of 1999. Net income totaled $9.4 million, or $0.21 per diluted share, for the second quarter of 2000, increases of 24% over the results for the same period in 1999. For the first six months of 2000, net income was $21.9 million, compared to $15.3 million for the first six months of 1999. Earnings per diluted share for the first six months of 2000 were $0.48 per diluted share, increasing 41% over the $0.34 per diluted share reported for the first six months of 1999.

         Pharmaceutical sales totaled $60.9 million for the second quarter and $128.2 million for the first six months of 2000, representing increases of 19% and 20% over the respective periods last year. The increase in pharmaceutical sales was principally attributed to the growth in the sales of Dura's hospital-based products, Maxipime-Registered Trademark- (cefepime) for Injection and Azactam-Registered Trademark- (aztreonam) for Injection, which were up a combined 42% over the second quarter of 1999. Contract revenue generated primarily from development activity of Spiros-Registered Trademark-products on behalf of both Spiros Development Corporation II, Inc. (Nasdaq:
SDCO) and Eli Lilly & Company (NYSE: LLY), totaled $20.6 million for the second quarter and $39.1 million for the first six months of 2000, compared to $16.7 million for the second quarter and $32.9 million for the first six months of 1999. The Company's pending acquisition of Spiros Development Corporation II, Inc., expected to be completed in the third quarter of 2000, will significantly reduce future period contract revenues. The Company ended the second quarter of 2000 with approximately $295 million in cash and short-term investments and generated strong cash flows from operations of $22.0 million and $50.3 million during the second quarter and first six months of 2000, respectively.

         "We are pleased overall with the quarter's results as they demonstrate that we are making steady progress at growing our key promoted brands," said Cam
L. Garner, Dura's Chairman and CEO. "Maxipime-Registered Trademark- sales have increased substantially on a year-over-year basis and are tracking toward our sales expectations for 2000. Azactam-Registered Trademark- is performing very well and sales are tracking ahead of our


                                     (more)
expectations for 2000. Ceclor-Registered Trademark- CD has underperformed this year, due to the weak flu season in the first quarter and its effect on the second quarter, and we are adjusting our mid $50 million target for 2000 to the mid-to-upper $40 million range. However, we are optimistic that Ceclor-Registered Trademark- CD market growth will grow as it has with the onset of the flu seasons the past two years. Nasarel-Registered Trademark- line sales are tracking toward our annual sales goal even though the overall allergy market growth of intranasal steroids is not growing as fast as it did in 1999. Our new agreement with Allergan, Inc. (NYSE: AGN) and the resulting addition of Alocril-TM- and Ocuflox-Registered Trademark- this spring represent great complementary products for our field sales force and will enhance profitability by leveraging calls on our currently targeted office-based physicians."

Dura will have a conference call at 8:30 a.m. Eastern Time on Tuesday, July 25, 2000. To access the webcast replay, available one hour after the call, please visit StreetFusion at http://www.streetfusion.com/marketing/public/ replay.asp? aptab=live and enter our ticker symbol, DURA.

Dura Pharmaceuticals, Inc. is a San Diego based specialty pharmaceutical company that markets and sells prescription products that treat infectious and respiratory diseases. Dura focuses on products and transactions that leverage its sales and marketing organization. Also, through the use of collaborative relationships, Dura intends to develop the Spiros-Registered Trademark- blisterdisk and Spiros-Registered Trademark- S2 pulmonary drug delivery systems for the local and systemic delivery of a wide range of medications.

         Except for the historical and factual information contained herein, the matters discussed in this press release may contain forward-looking statements which involve risks and uncertainties, including the effectiveness of Dura's sales forces in promoting products, Dura's ability to acquire marketed products, risks associated with the successful development and commercialization of the inhaled insulin product candidate and Dura's Spiros-Registered Trademark- S2 technology, Dura's dependence on third parties for manufacturing and development, the competitiveness of the pharmaceutical industry, the successful completion of the merger with Spiros Development Corporation II, Inc. and other risks detailed from time to time in Dura's filings with the Securities and Exchange Commission. Actual results may differ materially from those projected, including future growth in product sales and earnings. Any forward-looking statements represent Dura's judgment as of the time and date of this release. Dura disclaims, however, any intent or obligation to update any such forward-looking statements. Further information about Dura Pharmaceuticals, Inc. can be found at www.durapharm.com.


                         Financial Information to Follow


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

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)                                                 (unaudited)
                                                                 Three Months Ended                 Six Months Ended
                                                                 ------------------                 ----------------
                                                                       June 30,                          June 30,
                                                                       --------                          --------
                                                                2000             1999              2000             1999
                                                                ----             ----              ----             ----
REVENUES:
    Sales                                                    $ 60,881         $ 51,321          $ 128,206       $ 106,402
    Contract                                                   20,649           16,685             39,103          32,850
                                                             --------         --------          ---------       ---------
      Total revenues                                           81,530           68,006            167,309         139,252
                                                             --------         --------          ---------       ---------

OPERATING COSTS AND EXPENSES:
    Cost of sales                                              11,905           10,379             26,076          20,870
    Clinical, development and regulatory                       16,475           12,474             30,811          23,965
    Selling, general and administrative                        34,978           28,654             72,956          61,068
    Product rights amortization                                 5,526            4,933             10,916           9,809
                                                             --------         --------          ---------       ---------
      Total operating costs and expenses                       68,884           56,440            140,759         115,712
                                                             --------         --------          ---------       ---------

OPERATING INCOME                                               12,646           11,566             26,550          23,540

OTHER INCOME (LOSS) - net                                         827              (78)             4,721             (67)
                                                             --------         --------          ---------       ---------

INCOME BEFORE INCOME TAXES                                     13,473           11,488             31,271          23,473

PROVISION FOR INCOME TAXES                                      4,033            3,905              9,373           8,125
                                                             --------         --------          ---------       ---------

NET INCOME                                                   $  9,440         $  7,583          $  21,898       $  15,348
                                                             ========         ========          =========       =========


NET INCOME PER SHARE - diluted                               $   0.21         $   0.17          $    0.48       $    0.34

WEIGHTED AVERAGE NUMBER OF COMMON
    AND COMMON EQUIVALENT SHARES - diluted                     45,776           45,085             46,002          45,329



CONSOLIDATED BALANCE SHEET DATA                                      (unaudited)
                                                             June 30,            December 31,
                                                             --------            ------------
                                                               2000                  1999
                                                               ----                  ----
CASH AND SHORT-TERM INVESTMENTS                             $ 295,082              $ 274,413
OTHER CURRENT ASSETS                                           68,208                 69,093
LICENSE AGREEMENTS, PRODUCT RIGHTS, AND OTHER                 562,952                539,968
                                                            ---------              ---------

    TOTAL ASSETS                                            $ 926,242              $ 883,474
                                                            =========              =========

CURRENT LIABILITIES                                         $ 103,237              $  87,581
LONG-TERM LIABILITIES                                         355,788                354,154
STOCKHOLDERS' EQUITY                                          467,217                441,739
                                                            ---------              ---------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $ 926,242              $ 883,474
                                                            =========              =========


                                      ####

News releases from Dura Pharmaceuticals are available at no charge on Dura's web site at www.durapharm.com and through PR Newswire's On-Call fax service by calling (800) 758-5804, extension 197051.

               A separate press release was issued today entitled, "Dura Pharmaceuticals Refocuses its Strategy for Future Growth"